HollyFrontier Corporation Announces 50 Percent Increase in Regular Dividend and Additional $0.50 Special Dividend

•	Regular Quarterly Dividend Increased to $0.30 Per Share from $0.20 Per Share

•	Declares $0.50 Per Share Special Dividend

DALLAS, Texas, February 20, 2013 -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors approved a 50 percent increase in the Company’s regular quarterly cash dividend to $0.30 per share from the current rate of $0.20 per share. This is the fifth increase in the regular dividend since our merger in July of 2011, representing a total increase of 300 percent. The regular dividend will be paid on April 2, 2013 to holders of record of common stock on March 15, 2013.

The Company also announced today a special cash dividend in the amount of $0.50 per share. The special dividend will be paid on March 19, 2013 to holders of record of common stock on March 5, 2013. This is the 8th special dividend declared by HollyFrontier since August 2011.

Mike Jennings, CEO and President of HollyFrontier, said, "Our Board of Directors remains committed to delivering value to our shareholders through both a growing regular dividend as well as special dividends. After today’s 50 percent dividend increase, our current regular dividend yield is 2.2 percent, and our trailing twelve month cash dividend yield stands at 6.1 percent relative to today’s closing price of $53.72. Including today’s announcement, HollyFrontier has returned almost $1.3 billion in capital to shareholders through regular dividends, special dividends and buybacks since our July 2011 merger.”

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44% interest (including the 2% general partner interest) in Holly Energy Partners, L.P.

Contact:
Julia Heidenreich, VP, Investor Relations
Blake Barfield, Investor Relations
(214) 954-6510

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com